Exhibit 99.1

                             First Financial Bancorp

                             P R E S S R E L E A S E

For Immediate Release                                          November 14, 2003

Contact Person:
Leon Zimmerman
President and CEO
(209) 367-2000

                         First Financial Bancorp Reports
               Third Quarter Growth and Year to Date 2003 Earnings

      Lodi, Calif. (Business Wire) - November 14, 2003 - First Financial Bancorp (OTCBB: FLLC) the parent company of Bank of Lodi, N.A., today announced that it has continued to succeed in the achievement of its strategic goals of growth and expansion in assets, loans and deposits. During the past twelve months, total assets increased $44 million, or 18%, to total $290 million, gross loans increased $14 million, or 9%, to total $178 million and total deposits increased $49 million, or 24% to total $260 million. Year to date, total assets increased $35 million, or 14%, gross loans increased $13 million or 8% and deposits increased $49 million, or 23%. Net income for the Company during the third quarter of 2003 totaled $191,000, or $0.11 per diluted share. Year to date, net income totaled $892,000, or $0.52 per diluted share.

      "This has been a very exciting year for our Company," reported Leon Zimmerman, President and Chief Executive Officer. "We continue to be successful in achieving our growth objectives, and on September 2, 2003 we opened our new branch in Downtown Sacramento. The Sacramento Branch represents the capstone of our current growth strategy," he said. Zimmerman further reported, "we have been committed to a long term strategy of growth and expansion and are now positioned to realize the benefits of that growth strategy."

      For the third quarter of 2003, net interest income totaled $2,446,000, compared to $2,740,000 for the same period last year, representing a decrease of $294,000. The decrease is primarily attributable to a decrease of $279,000 in investment interest income. This decrease resulted primarily from a decline in the rates, which decreased from 4.67% in the third quarter of 2002 to 1.03% in the third quarter of 2003. The Company experienced an overall decrease in the yield on average earning assets, from 6.95% in 2002 to 5.13% in 2003. Income generated from a $46 million increase in average earning assets partially offset the reduction in interest income resulting from the lower yields. For the nine month period ended September 30, 2003, net interest income totaled $7,947,000, representing an increase of $433,000 when compared to $7,514,000 for the same period in 2002. Net interest income increased primarily as a result of a $678,000 reduction in interest expense during the first nine months of 2003 as compared to the first nine months of 2002. The reduction in interest expense resulted primarily from the lower interest rate environment which resulted in a reduction in the cost of funding the Company's average interest bearing liabilities, which decreased from 1.70% for the first nine months of 2002 to 1.14% for the first nine months of 2003. While average earning assets during the first nine months of 2003 increased $31 million as compared to the same period in 2002, the average yield declined from 6.98% to 5.88%.

      There was no provision for loan losses during the three months ended September 30, 2003. The provision totaled $312,000 for the nine month period ending September 30, 2003. This compares to a provision of $162,000 and $538,000 during the three and nine month period ending September 30, 2002. Net charge-offs for the nine month period ending September 30, 2003 totaled $105,000 as compared to $116,000 for the same period last year. The ratio of the allowance for loan losses to gross loans was 1.8% and 1.8% at September 30, 2003 and 2002, respectively. The ratio at December 31, 2002 was 1.9%. At September
30, 2003 nonperforming loans totaled $2,360,000, or 1.3% of gross loans as compared to and $2,409,000, or 1.5% at December 31, 2002 and $2,946,000, or 1.8%
at September 30, 2002.

      Noninterest income for the third quarter of 2003 decreased $327,000, or 23.1%, over the same period last year. For the first nine months of 2003, noninterest income decreased $197,000, or 5.5% compared to the first nine months of 2002. The decrease in noninterest income is mainly attributable to the reduced sale of securities. During the first nine months of 2003, the Company realized gains on the sale of investment securities totaling $88 thousand compared to $603 thousand for the same period of 2002. This decrease was partially offset with increases on the gain on sale of mortgage and SBA loans and increases in servicing fees and charges. The Company also realized gains from the sale of other real estate totaling $5,000 and $16,000 during the first nine months of 2003 and 2002, respectively.

      Noninterest expense for the three and nine month periods ending September 30, 2003 increased $253,000, or 8.2%, and $736,000 or 8.1%, when compared to the same periods of last year. Included in third quarter 2003 and year-to-date noninterest expense are costs totaling $64,000 and $158,000, respectively, associated with the disruptive actions initiated by three dissident directors. Without these expenses, the increase in noninterest expense would have been 6.1% and 6.4% for the third quarter and nine month period during 2003, respectively, and are primarily associated with increases in salary and benefits and occupancy expenses.

      As a result of increases in tax exempt income combined with reduced taxable income, the Company's income tax provision for the third quarter of 2003 was $13,000 compared to $304,000 during the third quarter of 2002. For the first nine months of 2003, the provision for income taxes totaled $282,000 as compared to $358,000 during the same period last year.

      First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its nine branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, Folsom and Sacramento. The Company also has an SBA loan production office located in Folsom, California.

      This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.

                               (Tables to Follow)

                    FIRST FINANCIAL BANCORP AND SUBSIDIARIES
                   Condensed Consolidated Statements of Income
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                         Three Months Ended               Nine Months Ended
                                                           September 30,                    September 30,
                                                    -----------------------------    -----------------------------
                                                        2003            2002             2003            2002
                                                    -----------------------------    -----------------------------
Total interest income                                 $   3,196          3,539            10,033          10,278
Total interest expense                                      750            799             2,086           2,764
                                                    -------------   -------------    -------------   -------------
Net interest income                                       2,446          2,740             7,947           7,514
Provision for loan losses                                    --            162               312             538
Noninterest income                                        1,091          1,418             3,361           3,558
Noninterest expense                                       3,333          3,080             9,822           9,086
Provision for income taxes                                   13            304               282             358
                                                    -------------   -------------    -------------   -------------
Net income                                            $     191            612               892           1,090
                                                    =============   =============    =============   =============

Basic earnings per share:
     Net income available for common stock
       shareholders                                      $0.12            0.37             0.55            0.66
     Weighted average shares                         1,626,893       1,642,422        1,628,906       1,648,865

Diluted earnings per share:
     Net income available for common stock
       shareholders                                      $0.11            0.36             0.52            0.64
     Weighted average shares                         1,741,663       1,698,048        1,722,037       1,704,981

Selected ratios:
     Annualized return on average total equity           3.86%          12.97%            6.10%           7.90%
     Annualized return on average total assets           0.27%           1.01%            0.44%           0.62%
     Average equity to average assets                    6.93%           7.75%            7.15%           7.79%
     Net interest margin                                 3.93%           5.38%            4.65%           5.10%

                                                                       Selected Balance Sheet Data
                                                                              (in thousands)
                                                                               (Unaudited)

                                                        -----------------------------------------------------------
                                                         September 30,         December 31,        September 30,
                                                              2003                 2002                 2002
                                                        -----------------    -----------------    -----------------
Total assets                                                   $289,947              255,246              246,052
Securities, available for sale                                   68,650               33,125               31,043
Total loans, gross                                              178,150              165,519              164,197
Allowance for loan losses                                         3,264                3,057                3,090
Total deposits                                                  259,961              210,679              210,560
Short term borrowings                                                --               14,885                8,059
Trust preferred debt                                              5,000                5,000                5,000
Total shareholders equity                                        19,721               19,270               19,373

Nonperforming loans                                               2,360                2,409                2,946